EX-99.(p)(30)

CODE OF ETHICS

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;

•	Compliance with all applicable Federal Securities Laws;

•	Reporting and review of personal Securities transactions and holdings;

•	Reporting of violations of the code; and

•	The provision of the code to all supervised persons.

Atreaus may advise or sub-advise U.S. investment companies registered under and subject to the regulation of the IC Act (“RICs”). Rule 17j-1 of the IC Act requires that every RIC and its investment adviser must annually furnish to the RIC’s board of trustees or directors, as the case may be (the “Board”), a written report describing any issues, changes or material violation under the code, among other items. The Board is then required to consider the Annual Written Report.

Rule 17j-1 under the IC Act makes it an unlawful action for an affiliated person of an investment adviser of a RIC in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the RIC:

•	To employ any device, scheme or artifice to defraud the RIC;

•	To make any untrue statement of a material fact to the RIC or omit to state a material fact necessary in order to make the statements made to the RIC, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the RIC; or

To engage in any manipulative practice with respect to the RIC.

Risks

In developing these policies and procedures, Atreaus considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•	Employees do not understand the fiduciary duty that they, and Atreaus, owe to Clients;

•	Employees and/or Atreaus fail to identify and comply with all applicable Federal Securities Laws;

•	Employees do not report personal Securities transactions;

•	Employees trade personal accounts ahead of Client accounts;

•	Employees allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

•	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

•	Atreaus does not provide its Code of Ethics and any amendments to all Employees; and

•	Atreaus does not retain Employees’ written acknowledgements that they received the code and any amendments.

Atreaus has established the following guidelines to mitigate these risks.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, Atreaus and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Atreaus to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Atreaus’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Atreaus must act in its Clients’ best interests. Neither Atreaus, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about Atreaus’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations

Improper actions by Atreaus or its Employees could have severe negative consequences for Atreaus, its Clients and Investors, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the CEO on the matter. Any problems identified during the review will be addressed in ways that reflect Atreaus’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by Atreaus’s senior executives. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the CEO directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

RIC Procedures

On a periodic basis, but not less than annually, Atreaus’s CCO shall prepare a written report to the RIC’s management and Board setting forth the following:

a)	A description of any issues arising under the Code or underlying procedures since the last report to the Board including, but not limited to, information about material violations of the Code or underlying procedures and sanctions imposed in response to the material violations; and

b)	A certification on behalf of Atreaus that Atreaus has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;

The CCO shall maintain a copy of each Annual Written Report for at least five years after the fiscal year in which it was made, the first two years in an easily accessible place.

In the event of a material change to the Code of Ethics, the CCO shall inform each RIC’s CCO of such change.

Distribution of the Code and Acknowledgement of Receipt

Atreaus will distribute this Manual, which contains the Company’s Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with Atreaus’s policies and procedures described in this Manual, including this Code of Ethics.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Atreaus, Employees, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for Atreaus, its Employees, and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

Atreaus’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Atreaus and/or its Employees on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of Atreaus and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

In some instances conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

It may sometimes be beneficial for Atreaus to be able to retroactively demonstrate that it carefully considered particular conflicts of interest. The CCO will document the Company’s assessment of, and response to, such conflicts.

Procedures

Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and Investors has not been appropriately addressed.

Because conflicts of interest may arise in a variety of situations, applicable identification and review procedures appear throughout this Code of Ethics and other sections of the Manual and are not duplicated here. The CCO is responsible for reviewing findings from various testing procedures implemented throughout this Code of Ethics and Manual in order to identify and review potential conflicts of interest.

The CCO is responsible for ensuring that conflicts of interest requiring disclosure are, as necessary to mitigate the conflict:

a)	Disclosed on Part 2A of Form ADV;

b)	if applicable, disclosed to the RIC CCO and/or the RIC Board; and

c)	Directly disclosed to affected Clients.

Conflicts of interest that involve Atreaus and/or its Employees on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of Atreaus and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

It may sometimes be beneficial for Atreaus to be able to retroactively demonstrate that it carefully considered particular conflicts of interest. The CCO may retain emails or other applicable documentation in relation to any specific conflicts of interest

Personal Securities Transactions

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

Accounts Covered by the Policies and Procedures

Atreaus’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities, futures, commodities and fx trades over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household. Employees will be responsible for completing certifications in relation to exempted accounts on an annual basis and as directed by the CCO. Employees will also be responsible for providing the CCO with a copy of the account statements for such exempt accounts, promptly upon request of the CCO.

Reportable Investments

SEC Rule 204A-1 under the Advisers Act and Rule 17j-1 under the IC Act both require in effect that a registered investment advisers “access persons” report their transactions and holdings periodically to the adviser’s CCO and that the adviser review these reports.

Atreaus requires Employees to provide periodic reports regarding transactions and holdings in all commodities, futures, fx and securities, (collectively “Reportable Investments”), except:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by Atreaus or an affiliate;

•	Interests in 529 college savings plans;

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Atreaus or an affiliate; and

•	Fx transactions incurred in ordinary course of living and travel and foreign currency holdings in bank accounts.

Pre-clearance Procedures

Employees must have (i) written clearance or (ii) verbal clearance subsequently confirmed in writing, for all Reportable Investment transactions, as defined above, including IPOs, Private Placements and registered investment companies (“RICs”) advised by Atreaus and the investments traded within such RICs. Atreaus may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

Black-out Period. If Atreaus is trading or anticipates trading in a security for which pre-clearance is sought, permission to trade may be granted subject to a black-out period consisting of the trading day before, the trading day of and the trading day after Atreaus’s trade in the security, during which time Employees may not trade in the security. If the security is held by a RIC advised by Atreaus, Employees will be subject to a fifteen day black-out period surrounding the Fund’s trading in the security and consisting of seven days prior to the RIC’s trade, the day of the RIC’s trade, and seven days following the RIC’s trading. Employees are prohibited from trading during any black-out period. Should the CCO determine that a trade was made during the black-out period, the Employee may be required to reverse the trade and absorb any losses resulting from the reversal, or disgorge any gains which may result from the reversal.

All pre-clearance requests must be submitted to the CCO or his designee. The CCO will retain all pre-clearance requests. The CCO will submit pre-clearance requests to the CFO.

Reporting

Atreaus must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit quarterly reports regarding all personal trading transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Employees must report all personal account transactions in accounts in which they have a Beneficial Interest. Employees must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Investment). Reports regarding Reportable Investment transactions and newly opened accounts must be submitted to the CCO or a designee within 30 days of the end of each calendar quarter.

Employees may utilize the Quarterly Reporting Forms, available from the CCO, to fulfill quarterly reporting obligations. The CCO or his designee must receive all such Quarterly Reports or forms within 30 days of the end of each calendar quarter.

If an Employee did not have any transactions or account openings to report, this should be indicated on the Quarterly Reporting Form or otherwise reported to the CCO within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Reportable Investments (including Securities excluded from the definition), as well as all Reportable Investment holdings. Reports regarding accounts and holdings must be submitted to the CCO or his designee on or before February 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Initial and annual holdings reports should be submitted using the Periodic Holdings Reporting Forms, available from the CCO.

Initial and annual reports must disclose the existence of all accounts that hold any Reportable Investments, even if none of those fall within the definition of a “Reportable Investment.”

If an Employee does not have any holdings and/or accounts to report, this should be indicated on the applicable form within 10 days of becoming an Employee and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•	Any reports with respect to Reportable Investments held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO or designee who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews

Atreaus’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO or designee will closely monitor Employees’ investment patterns to detect the following potentially abusive behavior:

•	Frequent and/or short-term trades in any Reportable Investment, with particular attention paid to potential market-timing of mutual funds;

•	Trading opposite of Client trades;

•	Trading ahead of Clients; and

•	Trading that appears to be based on Material Non-Public Information.

The CCO or his designee will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Employee trading with Clients’ trades as necessary. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The CFO will monitor the CCO’s personal Reportable Investments transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

Atreaus will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code of Ethics. All Client requests for Atreaus’s Code of Ethics should be directed to the CCO.

In the event of a material change to this Personal Securities Transactions section of the Code of Ethics, the CCO shall inform each RIC’s CCO of such change.